Exhibit 8

[LETTERHEAD OF LUSE GORMAN POMERENK & SCHICK, P.C.]

(202) 274-2000

October 22, 2009

Citizens South Banking Corporation

519 South New Hope Road

Gastonia, North Carolina 28054-4040

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) of Citizens South Banking Corporation, a Delaware corporation (“Citizens South”) relating to the proposed offering (the “Offering”) of shares of common stock, par value $0.01 per share, of Citizens South.

We have participated in the preparation of the discussion set forth in the section entitled “Certain United States Tax Consequences To Non-U.S. Holders of Common Stock” in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States tax consequences of the Offering to non-U.S. holders, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.

Luse Gorman Pomerenk & Schick, P.C.